Exhibit 10.1

Buddhist Tzu Chi Medical Foundation General Hospital

Technology Transfer License Agreement

Buddhist Tzu Chi Medical Foundation General Hospital

EVERFRONT BIOTECH INC.

Technology Transfer License Agreement

This Agreement (“Agreement”) is entered into by and between:

Buddhist Tzu Chi Medical Foundation (hereinafter referred to as “Party A”)

Professor Harn Horng Jyh, China Medical University Taiwan (hereinafter referred to as “Party B”)

EVERFRONT BIOTECH INC. (hereinafter referred to as “Party C”)

Whereas, during Party B’s tenure with Party A, practical technological achievements have been developed, and in order to implement and benefit the domestic industry, Party B agrees to grant Party C the licensing to implement the technology in the licensing region under this Agreement. The three parties agree to the following terms in good faith for mutual compliance:

Article 1: Source of Technology The technology is a practical technological achievement developed by Party B during its tenure with Party A, and its intellectual property rights belong to Party A.

Article 2: Scope of Technology Transfer

1.	Technology Name: “Angelica Extract for Cancer Treatment” in Taiwan, Hong Kong, the United States, the European Union, Mainland China, Japan, and Singapore, comprising 7 patents (hereinafter referred to as “Licensed Technology”).
2.	Technology Content: (Detailed in Attachment 1).
3.	the scope of the license: Utilize this Licensed Technical Content to use and manufacture licensed products.
4.	Licensed Territory: Global.
5.	Licensed Products: Patent usage rights.
6.	License Method: This contract is an exclusive License
7.	Licensee Party: Party C.

Article 3: Technology Transfer and Implementation

1.	Data Delivery: Party B shall deliver the Licensed Technical Data to Party C within one month after the effective date of this Agreement, and inform Party C of any known use of other people’s intellectual property rights.

Article 4: Obligations and Responsibilities

1.	Consultation and Guidance: After delivering the Technical Data to Party C, Party B shall cooperate to provide Party C with [****] hours of technical guidance and consultation. Beyond this period or if Party C requires more detailed consultation or training on the technology, the technical service fee shall be paid to Party B. Details of the time, place, cost and method of consultation services shall be mutually agreed upon by Parties B and C separately.

2.	Confidentiality Responsibility: Three parties shall treat undisclosed portions of the Licensed Technology marked by any party as “trade secrets” to handle with confidentiality. Party C shall keep the Technical Data and other related information known or held by Party C as a result of this Agreement in a safe and secure manner or shall not be divulged or delivered to any third party or made known to any third party. If Party C and its related employees may have reasons attributable to Party C that cause outsourced manufacturers, distributors or agents to violate these terms, it shall be deemed as a breach of agreement by Party C. Even if this agreement is terminated or rescinded, Party C shall still be responsible for the confidentiality of this clause. If there is any violation, Party C shall compensate both Party A and Party B.
3.	Party C, without the written consent of Party A, shall not use the names of Party A and Party B for publicity or engage in other commercial activities.

Article 5: Licensing fee, Royalties, and Payment Method,

1.	Licensing fee: A total of [****] (NTD [****]). Party C shall pay the full amount in cash to Party A within thirty days of the effective date of this Agreement. The licensing fee are non-refundable even in case of termination or rescission of this Agreement and cannot be offset against royalties.
2.	Royalties: During the sales period of products produced by Party C using the Licensed Technology, Party C shall allocate [****] of the total sales of such products as royalties for the technology transfer.
3.	Profit Distribution: Parties A and B shall handle the distribution of Licensing fee and royalties in accordance with the relevant regulations of Party A.
4.	Payment Method: Within the deadlines specified in the first and second paragraphs of this Article (extended in case of holidays), Party C shall submit cash or a sight draft to Party A. Party A shall distribute the amounts according to the ratio specified in the third paragraph of this Article. For licensing fee and royalties paid by Party C, any tax withholding and reporting to the tax authorities shall be done in accordance with the prevailing tax laws.

Article 6: Ownership of Intellectual Property and Infringement Liability

1.	The technical data and know-how of this Licensed Technology under this Agreement are owned by Party A, and the technology is licensed to Party C under this agreement, After Party A pays all patent maintenance fees during the patent period, Party A shall notify Party C, and Party C shall promptly pay the amount of such patent maintenance fees to Party A.

2.	After notifying Party A in writing, Party C may assign or sublicense all rights and obligations under this Agreement to any third parties. However, the assignee or sublicensee shall comply with and continue the payment obligations of licensing fee, royalties, and patent maintenance fees under this Agreement. In case of breach, the transfer or sublicense shall be ineffective, and Party C shall be responsible for fulfilling this Agreement.
3.	In the event of any patent infringement claims arising from the manufacture and sale of products by Party C using the Licensed Technology, Party A and Party B shall not be involved in the case. If Party C uses the technology licensed in this Agreement to manufacture and sell the products, and if Party C suffers from any patent infringement and is sued by a third party, Party A and Party B shall not be involved in the case.
4.	Any derivative products or additional products developed or added by Party C for its own research or production, with the intellectual property owned by Party C, shall not involve Parties A and B if it infringes on the intellectual property rights of third party.
5.	Party C, in manufacturing products using the Licensed Technology, shall appropriately label them according to the relevant laws in each region. Parties A and B shall not be held responsible for the product liability of such products, and Party C shall also ensure that Party A and Party B shall not be prejudiced by such product liability.

Article 7: No Warranty Clause

1.	The Licensed Technology is transferred to Party C as completed by Party B at the time of signing this Agreement. Parties A and B shall make reasonable efforts to assist Party C in using the Licensed Technology but do not guarantee the patentability, utility, and commercialization potential of the Licensed Technology.
2.	The non-public portion of all technical data obtained by Party C under this Agreement shall be treated as confidential and protected as trade secrets by Party C itself.

Article 8: Default Handling If Party C fails to pay licensing fee and royalties, within the specified time under Article 5 of this Agreement, a delay penalty of [****] per thousand of the total value that shall be paid for each day that is exceeded. If the payment remains unpaid for more than one month, Party A may terminate this Agreement on behalf of both parties.

Article 9: Term of Agreement This Agreement is valid for [****] years from the date of signing by Parties A, B, and C. Within three months before the expiration, Party C may, with written consent from Parties A and B, extend the licensing period. Each extension period shall be two years, and the conditions for extension shall be separately negotiated.

Article 10: Agreement Amendment

1.	This Agreement may be modified or supplemented by the mutual agreement of the three parties in writing. The written agreement signed by three parties shall be attached to this Agreement as part of it and shall replace the original provisions that have been modified or added.
2.	Matters not stipulated in this Agreement shall be handled in accordance with the Civil Code and relevant government regulations.

Article 11: Agreement Jurisdiction

1.	This Agreement shall be interpreted and governed by the laws of the Republic of China (Taiwan). The parties agree to resolve any disputes or controversies arising from or in connection with this Agreement in good faith.
2.	In the event of a dispute, with the consent of Party A, it may be submitted to arbitration in Taichung, in accordance with the Arbitration Law of ROC; litigation shall be under the jurisdiction of the Taichung District Court.

Article 12: Contact method

1.	Notices or requests related to this Agreement shall be delivered in writing to the following places and individuals (hereinafter referred to as the “Contact Persons”). Delivery to the designated Contact Person shall be deemed as notice to the relevant party:

●	Party A Contact Person: YOU MING ZHEN

Title: Specialist, Hualien Tzu Chi Medical Center,

E-mail: jud@tzuchi.ory.tw

Tel.: 0955-119-942

Fax: 038-560977

Address: No. 707 Sec. 3, Zhongyang Rd., Hualien City, Taiwan (R.O.C.)

●	Party B Contact Person: HARN HORNG JYH

Title: Head of Pathology Department, China Medical University Hospital

E-mail: mduke_harn@yahoo.com.tw

Tel.: 0970-332-999

Fax: 04-22052121 ext. 2674

Address: No. 2, Yude Rd., North Dist., Taichung City, Taiwan (R.O.C.)

●	Party C Contact Person: XU LI E

Title: EVERFRONT BIOTECH INC.

E-mail: lio235@yahoo.com.tw

Tel.: 0952-693-115

Fax: 02-26944566

Address: 11F., No. 31, Ln. 169, Kangning St., Xizhi Dist., New Taipei City, Taiwan (R.O.C.)

2.	If there are any changes to the Contact Persons or contact information for any party, written notification shall be given to the other two parties, including updated details.

Article 13: Copies of the Agreement The original of this agreement is made in triplicate and copy quadruplicate, and each party A, B and C shall keep one original as proof, and each party A, C shall keep two copies.

Party A: Buddhist Tzu Chi Medical Foundation General Hospital

Representative: Director, LIN CHUN TSUN

Address: No. 707 Sec. 3, Zhongyang Rd., Hualien City, Taiwan (R.O.C.)

Party B: Doctor, HARN HORNG JYH

Title: Professor of Pathology Department, China Medical University Hospital

I.D. Number: D121145571

Residence Address: 2F., No. 2, Ln. 18, Neighborhood 13, Guanghua St., Banqiao Dist., New Taipei City, Taiwan (R.O.C.)

Party C: EVERFRONT BIOTECH INC.

Representative: Director, CHOU PEI WEN

(with joint guarantor)

Address: 11F., No. 31, Ln. 169, Kangning St., Xizhi Dist., New Taipei City, Taiwan (R.O.C.)

Business Identification No. 53197299

Date: June 11, 2011